September 11, 2007

Board of Directors
MIPSolutions, Inc.
128 East Fairview Avenue
Spokane, Washington 99207

Re: MIPSolutions, Inc. Registration Statement
   File No. 333-141927

Gentlemen:

We act as counsel for MIPSolutions, a Nevada corporation (the "Company"), in connection with the preparation and filing by the Company of registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the offer and sale of 1,000,000 shares of its common stock at $1.50 per share (the "Shares") .

We have examined the Articles of Incorporation and the By-Laws of the Company, the relevant provisions of the Nevada General Corporation Law, the relevant records of the State of Nevada and have made inquiries of the principals of the Company. We are of the opinion that the Company is in good standing in the State of Nevada and that the Shares to be offered and sold by the Company will have been duly authorized and validly issued, fully paid and non-assessable when issued according to the terms of the registration statement and pursuant to the Nevada General Corporation Law and the Articles of Incorporation and the By-Laws of the Company.